Exhibit 16

June 15, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Frozen Food Express Industries, Inc. and, under the date of March 15, 2007, we reported on the consolidated financial statements of Frozen Food Express Industries, Inc. as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On June 11, 2007, we were dismissed. We have read Frozen Food Express Industries, Inc.'s statements included under Item 4.01(a) of its Form 8-K dated June 11, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Frozen Food Expresss Industries, Inc.'s statements that the Audit Committee of the Board of Directors participated in and approved the decision to change the Company’s principal accountants.

Very truly yours,

/s/ KPMG LLP